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                                                                       Exhibit 5





                                October 6, 1994



Board of Directors of
  Chrysler Corporation

                Registration Statement on Form S-8

Dear Sirs:

         I am Vice President and General Counsel of Chrysler Corporation, a Delaware corporation (Chrysler), and have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the Registration Statement), relating to the 17,000,000 additional shares of Chrysler Common Stock issuable pursuant to options granted under the Chrysler Corporation 1991 Stock Compensation Plan (the Plan). These shares are in addition to the 11,000,000 shares which were registered under Registration No. 33-47986.

         In so acting, I have examined and relied upon the originals or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

         I am of the opinion that the shares of Common Stock to be registered have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/  WILLIAM J. O'BRIEN
                                            William J. O'Brien
                                       Vice President and General
                                         Counsel